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                                                                    EXHIBIT 21.1

             LIST OF SUBSIDIARIES OF METROMEDIA FIBER NETWORK, INC.

Metromedia Fiber Network NYC, Inc.

National Fiber Network of Illinois, Inc.

NFN Communications, Inc.

National Fiber Network of New Jersey, Inc.